Exhibit 8.1
Fulbright & Jaworski L.L.P.
A Registered Limited Liability Partnership Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
www.fulbright.com

telephone:	(713)651-5151	facsimile:	(713) 651-5246
November 2, 2007
Cal Dive International, Inc.
400 North Sam Houston Parkway, E., Suite 1000
Houston, Texas 77060
Ladies and Gentlemen:
     We have acted as counsel to Cal Dive International, Inc., a Delaware corporation (“Parent”), in connection with (i) the proposed merger (the “Merger”) of Horizon Offshore, Inc., a Delaware corporation (the “Company”), with and into Cal Dive Acquisition, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to the Agreement and Plan of Merger, dated as of June 11, 2007 (the “Merger Agreement”), entered into by and among Parent, Merger Sub, and the Company, and (ii) the preparation and filing of the Registration Statement on Form S-4 (Registration No. 333-145550), as amended (the “Registration Statement”), which includes the information statement/proxy statement/prospectus (the “Information Statement/Proxy Statement/Prospectus”), filed with the Securities and Exchange Commission (the “SEC”) on August 17, 2007. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.
     In connection with the opinion set forth herein, we have examined and relied on originals or copies, certified, or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, (iii) the representation letters dated as of November 2, 2007, and delivered by Parent and the Company to us, and (iv) such other documents, certificates, and records we have deemed necessary or appropriate as a basis for the opinion set forth herein (all documents described in this sentence are collectively referred to as the “Documents”).
     In rendering our opinion, we have assumed that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement, (ii) the Documents are complete and authentic and have been duly authorized, executed, and delivered, (iii) all of the information, facts, statements, representations, and covenants contained in the Documents (without regard to any qualification stated therein and without undertaking to verify such information, facts, statements, representations, and covenants by independent investigation) are true and accurate at all relevant times (including as of the Effective Time), (iv) the respective parties to the Documents and all parties referred to therein (including all successors-in-interest to such parties) will act in all respects and at all relevant times in conformity with the requirements and provisions of the Documents, and (v) none of the
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Cal Dive International, Inc.
November 2, 2007

terms and conditions contained in the Documents has been or will be waived or modified in any respect. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the information, facts, statements, representations, covenants, and warranties provided or made by Parent and the Company in the Documents. Any change in the accuracy or completeness of any of the information, facts, statements, representations, covenants, warranties, Documents, or assumptions on which our opinion is based could affect our conclusion.
     Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities we have considered relevant, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Legislation enacted, administrative action taken, administrative interpretations or rulings, or judicial decisions promulgated or issued subsequent to the date hereof may result in tax consequences different from those anticipated by our opinion herein. Additionally, our opinion is not binding on the Internal Revenue Service or any court, and no assurance can be given that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to our opinion.
     Based solely upon and subject to the foregoing, we are of the opinion that, under current law, the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. Additionally, subject to the assumptions, qualifications, and limitations contained or referenced therein, we hereby confirm our opinion under the caption “Material U.S. Federal Income Tax Consequences” in the Information Statement/Proxy Statement/Prospectus.
     In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. Our opinion is rendered as of the date hereof and we undertake no obligation to update our opinion or advise you of any changes in the event there is any change in the information, facts, statements, representations, covenants, Documents, assumptions, or legal authorities on which our opinion is based, or any inaccuracy in any of the information, facts, statements representations, warranties, covenants, Documents, or assumptions upon which we have relied in rendering our opinion.
     Our opinion set forth above is being rendered solely in connection with the filing of the Registration Statement. It is a condition to the closing of the Merger that we deliver an opinion, dated as of the closing, to you to the effect that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “Closing Opinion”). Any change in the accuracy or completeness of any of the information, facts, statements, representations, covenants, warranties, Documents, or assumptions on which our opinion expressed herein is based could affect our ability to render the Closing Opinion.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Material U.S. Federal Income Tax Consequences” in the Information Statement/Proxy Statement/Prospectus; however in giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under

Cal Dive International, Inc.
November 2, 2007

Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
Very truly yours,
/s/ Fulbright & Jaworski L.L.P.
Fulbright & Jaworski L.L.P.